Exhibit 10.1

625 Westport Parkway

Grapevine, TX 76051

817-424-2000

June 22, 2020

Via Email: diana_jajeh@yahoo.com

Diana Saadeh-Jajeh

12960 Condit Ranch Rd.

Frisco, TX 75035

Offer Letter – SVP, Chief Accounting Officer

Dear Diana,

Congratulations! I am pleased to offer you the position of SVP, Chief Accounting Officer at GameStop Texas, Ltd., effective June 29, 2020. Your starting annualized salary will be $375,000.00 or $14,423.08 bi-weekly, less applicable taxes.

You will receive a $50,000.00 sign on bonus, which is subject to repayment under the terms and conditions of the Promissory Note that must be separately executed. The sign on bonus will be paid within 30 days of your start date.

You will be eligible for a pro-rated annual bonus targeted at 60% of your base salary. The eligibility period for this incentive will begin when you join the GameStop team and will be based on a fiscal year of February 2020 through January 2021. Annual bonuses are subject to company financial performance and are payable at the completion of the fiscal year-end audit, which will be in the 1st Quarter 2021.

You will be eligible to participate in the Company’s long-term incentive (LTI) program and will receive future grants, appropriate to your organization level, beginning when the Board of Directors next elects to issue such grant. Grants at this level have typically targeted a value of $300,000, which vests in equal annual installments over a three-year period. For the 2020 fiscal year you will receive a one-time LTI award of $350,000 upon joining the company. This award will be comprised of performance-based cash and will vest in equal annual installments over a three-year period.

GameStop’s bonus and long-term incentive programs account for company performance and are subject to change at any time, at the Company’s discretion, based upon the needs of the business.

You are eligible for 3 weeks of vacation per year. You will start accruing vacation on your start date. On the 61st day from your date of hire, you will be eligible to participate in the Company’s health (including dental and vision) benefits program, as well as be automatically covered in the Company’s company-paid life insurance program and, after 90 days, the long-term disability program. You will be eligible to participate in the 401(k) plan on the first day of the month following or coinciding with 60 days of service. The Company match will take place on the first of the month after the first year of service. Please feel free to contact our Benefits Team at (817) 722-7501 or 1-866-637-4387 with any specific benefit questions you may have.

Diana Saadeh-Jajeh	Page 1 of 2	SVP, Chief Accounting Officer

625 Westport Parkway

Grapevine, TX 76051

817-424-2000

This offer is contingent upon successful completion of the following by both you and GameStop Texas, Ltd.:

•	Background check

•	Signing letter of acceptance

•	Signing non-compete agreement

•	Acknowledgement and participation in GameStop’s internal dispute resolution program (GameStop C.A.R.E.S.); this document will be covered and signed during your new hire orientation

Consistent with all roles in the organization, your employment will be on an at-will basis, having no specified term, and may be terminated at the will of either party on notice to the other. Any modification of any of the terms of this letter must be made in writing and signed by a GameStop executive officer to be valid and enforceable.

Your compensation package, as detailed in this document, is personal and confidential. Please do not discuss the details of this information with anyone other than me or those indicated below.

If you wish to accept this offer, please sign this letter in the space provided for your signature below within the next two business days. To complete the acceptance procedure, you must also execute the accompanying agreement covering various non-compete, non-solicitation and confidentiality issues. Please fax all documents back to Human Resources – Tim Holt (817) 439-6837.

Diana, we are so pleased and excited that you have chosen to become a part of GameStop and look forward to the energy and experience you will bring to our growing organization. If you have any questions or concerns, please feel free to contact me.

Jim Bell

Chief Financial Officer

Accepted By:	/s/ Diana Saadeh-Jajeh	June 23, 2020
	Diana Saadeh-Jajeh	Date

Diana Saadeh-Jajeh	Page 2 of 2	SVP, Chief Accounting Officer